UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

April 3, 2002
(Date of Report)

ALASKA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware (State or other jurisdiction of incorporation or organization)	91-1292054 (I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 431-7040
(Registrant’s telephone number)

ITEM 9. Regulation FD Disclosure
Signature

ITEM 9. Regulation FD Disclosure

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as “will,” “should,” “the Company believes,” “we expect” or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

First Quarter 2002 Estimates

	Forecast	Change
	Q1	Yr/Yr

Alaska Airlines
Capacity (ASMs in millions)	4,467	0.9%
Traffic (RPMs in millions)	2,977	2.8%
Passenger load factor	66.7%	1.3 points
Fuel gallons (000,000)	75.0	(1.5)%
Cost per ASM excluding fuel (cents)	9.00	5.9%
Horizon Air
Capacity (ASMs in millions)	531	(2.2)%
Traffic (RPMs in millions)	329	(2.0)%
Passenger load factor	62.0%	0.2 points
Fuel gallons (000,000)	12.3	(21.8)%
Cost per ASM excluding fuel (cents)	17.70	(6.7)%

Capacity and Traffic Estimates for 2002

Provided below are capacity (ASMs in millions) estimates for the full year of 2002.

Alaska Airlines capacity	19,394	8.2%
Horizon Air capacity	2,419	12.6%

Other Financial Information

Cash and Short-Term Investments

Cash and short-term investments amounted to approximately $618 million on March 31, 2002.

Nonoperating Income

The Company expects to record $2.3 million of nonoperating income in the first quarter 2002 from an insurance settlement and gain on disposition of Equant N.V. stock.

Income Tax Rate

The Company anticipates using a 35.7% effective income tax rate for first quarter 2002.

Fuel Cost per Gallon

Fuel cost per gallon including taxes and percentage change from prior year:

Alaska Airlines January	$0.73	(25.4)%
Alaska Airlines February	$0.71	(28.6)%
Alaska Airlines March preliminary	$0.77	(19.1)%
Horizon Air January	$0.76	(26.5)%
Horizon Air February	$0.76	(24.9)%
Horizon Air March preliminary	$0.82	(14.7)%

Current fuel hedge positions for Alaska and Horizon are as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel

April - June 2002	20%	$23
July - December 2002	35%	$22
January - December 2003	30%	$22

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.

Registrant

Date: April 3, 2002

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer